EXHIBIT 99.1

Contact: Emanuel Chirico

Executive Vice President & Chief Financial Officer

(212) 381-3503

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION COMPLETES

$150 MILLION OFFERING OF 8 1/8% SENIOR NOTES DUE 2013

New York, New York - Phillips-Van Heusen Corporation (NYSE: PVH) announced that it has completed its previously announced $150 million offering of senior unsecured notes. The notes, which were issued at par and pay a coupon of 8 1/8%, will mature on May 1, 2013. The Company used a portion of the net proceeds of the offering to repay the $125 million secured term loan, plus accrued interest, that the Company received from affiliates of Apax Partners in connection with PVH's acquisition of Calvin Klein, and will use the balance for general corporate purposes.

The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made by the Company in this release, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's licensees and the levels of sales of the Company's apparel and footwear products, both to its wholesale customers and in its retail stores, and the extent of discounts and promotional pricing in which the Company and its licensees are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends and other factors; (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory; (iv) the Company's operations and results could be affected by quota restrictions (which, among other things, could limit the Company's ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company's ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company's products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing or political and labor instability in the United States or any of the countries where the Company's products are or are planned to be produced; (v) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity's, or the Company's existing operations, employee relationships, vendor relationships, customer relationships or financial performance and (vi) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

All forward looking statements are made as of the date of this release and the Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.

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